PACIFIC CORPORATE TRUST COMPANY

510 BURRARD ST, 2ND FLOOR
VANCOUVER, BC V6C 3B9
Phone: 604-689-9853
Fax: 604-689-8144

April 12, 2007

CARDERO RESOURCE CORP.
1901 - 1177 W HASTINGS ST
VANCOUVER, BC V6E 2K3
CANADA

Dear Sirs\Mesdames:

RE: CARDERO RESOURCE CORP. (the "Company")
MAILING ON APRIL 12, 2007

We confirm that on the above date, the following material issued by the Company was forwarded by prepaid mail to all of the registered shareholders of the Company. However, we have not mailed to shareholders in cases where on three consecutive occasions, documents have been returned undelivered by the Post Office.

- Information Circular
- Notice of Meeting
- Proxy
- Financial Statement Request Form

We further confirm that the material was shipped on the above mentioned date to Intermediaries or their agent(s) that received the Company's request for beneficial ownership information and responded.

Yours truly,

PACIFIC CORPORATE TRUST COMPANY

"Heather Plume"

Heather Plume